EXHIBIT 10.8


                               CORPORATE ROAD SHOW

                                    AGREEMENT

           AGREEMENT made this ___11th__day of___February___2003, by and between Corporate Roadshow.com, Inc. A New York corporation (hereinafter referred to as "CRS") and Dynamic Distribution Corp. 1412 Coney Island Av. Brooklyn, N.Y. 11230 (hereinafter referred to as "DDC").


                                   WITNESSTH:


WHEREAS, CRS is desirous of having DDC help in its June 1, 2002 Private Placement and WHEREAS DDC agrees to advise, consult and introduce strategic alliances to CRS to help close the placement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows:

1. CRS will pay DDC a ten percent fee in connection with clients DDC introduces directly to CRS that result in monies raised for the June 1, 2002 offering.
2. DDC agrees to introduce corporate clients to CRS for the production of the CRS pilot show as well as consult and advise on certain business matters, for these services CRS will pay DDC a five percent finder fee when companies sign on with CRS.
3. CRS and DDC agree that DDC would return any fee CRS paid if CRS had to return any fee to Investors introduced by DDC. 4. This Agreement shall be in effect for one year. 5. This Agreement shall be construed according to the laws of the State of New York.




      Mitchell  Markowitz                                Frank Ferraro
Dynamic Distribution Corp. President           Corporate Roadshow Inc. President



           80 Orville Drive Suite 100 Bohemia, N.Y. 11716 631-244-1555







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